Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, 2012 Employee Stock Purchase Plan, Amended and Restated 2005 Stock Plan, 2003 Stock Plan, and 2000 Stock Option Plan of Infoblox Inc. of our reports dated September 20, 2013, with respect to the consolidated financial statements of Infoblox Inc., and the effectiveness of internal control over financial reporting of Infoblox Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2013.

/s/ Ernst & Young LLP

San Jose, California
September 20, 2013